Lydall, Inc	Telephone 860-646-1233
One Colonial Road	Facsimile 860-646-4917
Manchester, CT 06042-2307	www.lydall.com

Exhibit 99.1
NewsRelease

LYDALL ANNOUNCES FINANCIAL RESULTS
FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2014

●	Organic sales growth of 5.7% in Q4 2014; 8.3% in FY 2014
●	Q4 EPS of $0.34 per share, up 36% over prior year, on sales of $128 million
●	FY 2014 adjusted EPS of $1.80, up 76% over prior year adjusted EPS, on sales of $536 million
●	Cash generated from 2014 operating activities of $41.6 million

MANCHESTER, CT – March 3, 2015 – LYDALL, INC. (NYSE: LDL) today announced financial results for the fourth quarter and year ended December 31, 2014.

Net sales were $127.6 million in the fourth quarter of 2014 compared to $99.9 million in the fourth quarter of 2013. The fourth quarter of 2014 included net sales of $29.9 million from Industrial Filtration which was acquired in February 2014. Net income was $5.7 million, or $0.34 per diluted share, in the fourth quarter of 2014 compared to $4.1 million, or $0.25 per diluted share, in the fourth quarter of 2013.

Net sales were $535.8 million in 2014 compared to $398.0 million in 2013, an increase of 34.6%. Sales growth of $112.2 million, or 28.2%, was driven by the Industrial Filtration segment with the remaining increase primarily due to 8.3% organic sales growth. The Company’s operating margin was 6.4% in 2014, negatively impacted by several one-time items, compared to 7.2% in 2013. Adjusted operating margin was 8.7% in 2014 compared to 7.1% in 2013. Improved adjusted operating margin during the year reflected favorable product mix and manufacturing efficiency improvements primarily realized by the Company’s Thermal/Acoustical Fibers (“T/A Fibers”) and Thermal/Acoustical Metals (“T/A Metals”) segments, and improved fixed cost absorption from higher sales achieved across all of the Company’s operating segments. Net income in 2014 was $21.8 million, or $1.28 per diluted share, compared to $19.2 million, or $1.14 per diluted share in 2013. Adjusted earnings per share were $1.80 and $1.02 per diluted share in 2014 and 2013, respectively (see attached table for reconciliation).

Below are financial highlights comparing Lydall’s quarter ended December 31, 2014 (“Q4 2014”) results to its quarter ended December 31, 2013 (“Q4 2013”) results:

•
Net sales increased by $27.7 million, or 27.7%, with sales growth of 29.9% from the Industrial Filtration acquisition and organic sales growth of 5.7%, offset by a reduction in tooling net sales of 5.2% and unfavorable foreign currency translation of 2.7%;

•
Gross margin decreased 40 basis points to 20.0%, compared to 20.4% in Q4 2013, due to the mix impact from the Industrial Filtration segment, which was partially offset by improvements in T/A Metals and T/A Fibers segments’ gross margin;

•
Operating income in Q4 2014 was $8.1 million, or 6.3% of net sales, which included operating income for Industrial Filtration of $1.6 million, or 5.3% of segment net sales, compared to total operating income of $5.3 million, or 5.3% of net sales, in Q4 2013; and

•	Effective tax rate was 31.3% in Q4 2014 compared to 20.4% in Q4 2013. The fourth quarter of 2013 was positively impacted by the reversal of a state tax valuation allowance of $0.9 million.

Cash balance was $62.1 million at December 31, 2014 compared to $75.4 million at December 31, 2013. Cash generated by operating activities in 2014 was $41.6 million compared to $30.3 million in 2013. During the fourth quarter of 2014, Lydall repaid $20.0 million of debt that was borrowed in the first quarter of 2014 to fund the Industrial Filtration acquisition. The Company’s consolidated leverage ratio was approximately 0.7 at December 31, 2014.

T/A Fibers segment net sales in the fourth quarter of 2014 increased $1.5 million, with increased parts net sales of $3.7 million, or 14.7%, partially offset by lower tooling net sales of $2.2 million compared to the fourth quarter of 2013. T/A Metals segment net sales decreased $3.0 million, or 7.2% in the fourth quarter of 2014, compared to the fourth quarter of 2013, as a result of lower tooling net sales of $3.4 million, partially offset by increased parts net sales of $0.4 million. Unfavorable foreign currency translation decreased net sales by $2.0 million. Parts net sales increased by $2.0 million, or 6.0%, excluding the $1.7 million impact of foreign currency translation in the fourth quarter of 2014, compared to the same period of 2013. Operating margins for T/A Fibers and T/A Metals increased by 240 basis points and 170 basis points, respectively, as a result of gross margin improvements from increased parts sales, manufacturing efficiencies and product mix improvements.

Net sales for the Performance Materials segment decreased by $0.6 million, or 2.0%, due to unfavorable foreign currency translation of $0.7 million. Excluding the impact of foreign currency, higher filtration and life sciences products net sales were nearly offset by lower thermal insulation product net sales primarily due to a decline in sales to a key customer in the HVAC market. Operating margin in the fourth quarter of 2014 decreased by 160 basis points from the fourth quarter of 2013 primarily as a result of a change in mix of sales.

Dale Barnhart, President and Chief Executive Officer, stated, “We executed well in the fourth quarter and are pleased to report a solid finish to 2014. Our 2014 financial performance was the result of record sales for our Company, driven by strong contribution from the Industrial Filtration acquisition, and 8.3% organic sales growth. Record sales also translated to record earnings, demonstrating our team’s ability to execute on our operational excellence initiatives.

“In January we continued to make progress on our long-term strategy to drive profitable growth for our shareholders and completed the sale of Charter Medical, which was our vital fluids business. This divestiture aligns with our strategy to focus resources on our core business segments and represents an incremental step to achieving our long-term vision.

“As we look forward into 2015, we are seeing stable demand for our products globally. We anticipate demand to be in line with or exceed industry growth rates by geographic region.”

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures, including organic sales growth, adjusted operating income, adjusted operating margin and adjusted earnings per share. The attached financial tables address the non-GAAP measures used in this press release and reconcile non-

GAAP measures to the most directly comparable GAAP measures. The Company believes that the use of non-GAAP measures helps investors to gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts the Company's performance, especially when comparing such results to previous periods or forecasts. Non-GAAP measures should be considered in addition to, and not as a replacement for or superior to, the corresponding GAAP measures, and may not be comparable to similarly titled measures reported by other companies.

Conference Call

Lydall will host a conference call today at 10:00 a.m. Eastern Time to discuss results for its fourth quarter and year ended December 31, 2014 as well as general matters related to its businesses and markets. The call may be accessed at (888) 338-7142, from within the U.S., or (412) 902-4181, internationally. In addition, the audio of the call will be webcast live and will be available for replay on the Company's website at www.lydall.com in the Investor Relations' section. A recording of the call will be available from 12:00 p.m. Eastern Time on March 3, 2015 through 11:59 p.m. Eastern Time, March 11, 2015 at (877) 344-7529, from within the U.S., or (412) 317-0088, internationally, pass code 10061409. Additional information, including a presentation outlining key financial data supporting today’s conference call, can be found on the Company’s website www.lydall.com under the Investors Relations’ Section.

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut with global manufacturing operations producing specialty engineered products for the thermal/acoustical and filtration/separation markets. For more information, visit http://www.lydall.com. is a registered trademark of Lydall, Inc. in the U.S. and other countries.

Cautionary Note Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Any statements contained in this press release that are not statements of historical fact, including statements about the expected impact of the acquisition of the Industrial Filtration businesses on Lydall’s future financial performance and the overall outlook for 2015, may be deemed to be forward-looking statements. All such forward-looking statements are intended to provide management’s current expectations for the future operating and financial performance of the Company based on current expectations and assumptions relating to the Company’s business, the economy and other future conditions. Forward-looking statements generally can be identified through the use of words such as “believes,” “anticipates,” “may,” “should,” “will,” “plans,” “projects,” “expects,” “estimates,” “forecasts,” “predicts,” “targets,” “prospects,” “strategy,” “signs,” and other words of similar meaning in connection with the discussion of future operating or financial performance. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and changes in circumstances that are difficult to predict. Such risks and uncertainties which include, among others, worldwide economic cycles that affect the markets that the Company’s businesses serve which could have an effect on demand for the Company’s products and impact the Company’s profitability, challenges encountered by Lydall in the integration of acquired businesses, disruptions in the global credit and financial markets, including diminished liquidity and credit availability, swings in consumer confidence and spending, unstable economic growth, raw material pricing and supply issues, fluctuations in unemployment rates, increases in fuel prices, and outcomes of legal proceedings, claims and investigations, including with respect to possible violations of German anti-trust laws by employees in our German operation, could have a negative impact on the Company’s results of operations and financial condition. Accordingly, the Company’s actual results may differ materially from those contemplated by these forward-looking statements. Investors, therefore, are cautioned against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in our filings with the Securities and Exchange Commission, including the risks and uncertainties identified in Part I, Item 1A - Risk Factors of Lydall’s Annual Report on Form 10-K for the year ended December 31, 2014.

These forward-looking statements speak only as of the date of this press release, and Lydall does not assume any obligation to update or revise any forward-looking statement made in this press release or that may from time to time be made by or on behalf of the Company. Information may also be obtained from the Company Contact: David D. Glenn, Vice President of Business Development and Investor Relations, One Colonial Road, Manchester, CT 06042; Telephone 860-646-1233, email: investor@lydall.com.

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For further information:
David D. Glenn
Vice President, Business Development and Investor Relations
Telephone 860-646-1233
Facsimile 860-646-4917
info@lydall.com
lydall.com

Summary of Operations
In thousands except per share data
(Unaudited)
	Quarter Ended		Twelve Months Ended
	December 31,		December 31,

	2014	2013	2014	2013

Net sales	$127,583	$99,894	$535,829	$397,969
Cost of sales	102,021	79,565	420,851	312,744
Gross profit	25,562	20,329	114,978	85,225

Selling, product development and administrative expenses	17,492	15,040	80,930	56,512
Operating income	8,070	5,289	34,048	28,713

Interest expense	274	73	1,093	304
Other (income) expense, net	(547)	23	(701)	67
Income before income taxes	8,343	5,193	33,656	28,342

Income tax expense	2,610	1,060	11,809	9,187
Net income	$5,733	$4,133	$21,847	$19,155

Earnings per share:
Basic	$0.34	$0.25	$1.31	$1.16
Diluted	$0.34	$0.25	$1.28	$1.14

Weighted average number of common shares outstanding	16,799	16,483	16,662	16,570
Weighted average number of common shares and equivalents outstanding	17,105	16,793	17,003	16,866

Summary of Segment Information and Other Products
and Services
In thousands
(Unaudited)
	Quarter Ended		Twelve Months Ended
	December 31,		December 31,

	2014	2013	2014	2013
Net Sales

Performance Materials Segment	$27,135	$27,690	$115,866	$112,001
Industrial Filtration Segment	29,876	—	112,220	—
Thermal/Acoustical Metals Segment	38,470	41,435	164,265	158,406
Thermal/Acoustical Fibers Segment	28,757	27,259	128,591	114,320
Other Products and Services:
Life Sciences Vital Fluids	4,930	4,491	19,682	17,175
Eliminations and Others	(1,585)	(981)	(4,795)	(3,933)
Consolidated Net Sales	$127,583	$99,894	$535,829	$397,969

Operating Income

Performance Materials Segment	$2,005	$2,495	$9,706	$9,462
Industrial Filtration Segment	1,595	—	6,412	—
Thermal/Acoustical Metals Segment	3,339	2,897	13,823	14,088
Thermal/Acoustical Fibers Segment	5,636	4,694	29,167	21,486
Other Products and Services:
Life Sciences Vital Fluids	339	185	1,582	778
Corporate Office Expenses	(4,844)	(4,982)	(26,642)	(17,101)
Consolidated Operating Income	$8,070	$5,289	$34,048	$28,713

Financial Position
In thousands except ratio data
	December 31, 2014	December 31, 2013
(Unaudited)
Cash and cash equivalents	$62,051	$75,407
Working capital	$140,229	$123,577
Total debt	$40,930	$1,714
Stockholders' equity	$212,599	$200,087
Total capitalization	$253,529	$201,801
Current ratio	2.9	3.5
Total debt to total capitalization	16.1%	0.8%

Cash Flows
In thousands	Quarter Ended		Twelve Months Ended
(Unaudited)	December 31,		December 31,
	2014	2013	2014	2013

Net cash provided by operating activities	$11,129	$19,372	$41,628	$30,280
Net cash used for investing activities	$(5,328)	$(4,326)	$(93,489)	$(13,986)
Net cash (used for) provided by financing activities	$(18,978)	$(71)	$42,549	$(5,617)
Depreciation and amortization	$4,469	$3,117	$17,646	$12,703
Capital expenditures	$(5,330)	$(4,324)	$(13,971)	$(13,826)

Common Stock Data
Quarter Ended December 31,	2014	2013

High	33.57	19.27
Low	25.33	15.50
Close	32.82	17.62

During the fourth quarter of 2014, 7,831,503 shares of Lydall common stock (LDL) were traded on the New York Stock Exchange.

Non-GAAP Measures
In thousands except ratio and per share data
(Unaudited)

The following tables address the non-GAAP measures used in this press release and reconciles the non-GAAP measures to the most directly comparable GAAP measures:

	Twelve Months Ended December 31, 2014
	Pre-Acquisition	Industrial Filtration
	Businesses	Business	Consolidated
Net sales	$423,609	$112,220	$535,829

Operating income, as reported	$27,636	$6,412	$34,048
Pension settlement expense	4,914	—	4,914
Sales commission settlement expense	2,900	—	2,900
Purchase accounting adjustment	—	2,045	2,045
Transaction expenses	2,572	—	2,572
Operating income, adjusted	$38,022	$8,457	$46,479

Operating margin, as reported	6.5%	5.7%	6.4%
Operating margin, adjusted	9.0%	7.5%	8.7%

Earnings per share, reported			$1.28

Pension settlement expense, net of tax of $1,867			$0.18
Sales commission settlement expense, net of tax of $895			$0.12
Purchase accounting adjustment, net of tax of $620			$0.08
Transaction expenses, net of tax of $240			$0.14
Earnings per share, adjusted			$1.80

Twelve Months Ended December 31, 2013
Consolidated
Net sales, as reported	$397,969
Non-recurring customer project and pricing negotiation	(2,432)
Net sales, adjusted	$395,537

Operating income, as reported	$28,713
Non-recurring customer project and pricing negotiation	(1,846)
Transaction expenses	1,209
Operating income, adjusted	$28,076

Operating margin, as reported	7.2%
Operating margin, adjusted	7.1%

Earnings per share, reported	$1.14

Non-recurring customer project and pricing negotiation, net of tax of $692	$(0.07)
Transaction expenses, net of tax of $449	$0.05
Reversal of tax valuation allowances	$(0.10)
Earnings per share, adjusted	$1.02

This press release reports adjusted results in 2014 which exclude transaction related charges and purchase accounting adjustments associated with the Industrial Filtration acquisition and one-time pension and sales commission settlement expenses. This press release reports adjusted results in 2013 which exclude the impact of a one-time customer project and pricing negotiation, transaction costs for the Industrial Filtration acquisition and tax benefits from the reversal of tax valuation allowances. Management believes that the above adjusted results further enhance investors' understanding of the Company's financial results in the periods presented.

Organic Sales Growth
(Unaudited)

	Quarter Ended	Twelve Months Ended
	December 31,	December 31,
	2014	2014
Sales growth, as reported	27.7%	34.6%
Acquisition of Industrial Filtration	(29.9)%	(28.2)%
Foreign currency translation	2.7%	—%
Change in tooling sales	5.2%	1.9%
Organic sales growth	5.7%	8.3%

This press release provides information regarding organic sales growth, defined as net sales growth excluding (1) sales from the acquired business (2) the impact of foreign currency translation and (3) tooling sales. Management believes that the presentation of organic sales growth is useful to investors because it enables them to assess, on a consistent basis, sales trends related to the

Company selling products to customers, without the impact of foreign currency rate changes that are not under management's control and do not reflect the performance of the Company and management. Tooling sales are excluded because tooling revenue is not generated from selling the Company's products to customers, but rather is reimbursement from our customers for the design and production of tools used by the Company in our manufacturing processes. Tooling sales can be sporadic and may mask underlying business conditions and obscure business trends.